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                                                                   EXHIBIT (10N)






      AMENDED AND RESTATED EXECUTIVE DEFERRED COMPENSATION AND BUYOUT PLAN
        DATED APRIL 1, 2001 BY AND BETWEEN THE COMPANY AND JOHN F. WARD
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                              AMENDED AND RESTATED
                        EXECUTIVE DEFERRED COMPENSATION
                                AND BUYOUT PLAN

                  THIS AMENDED AND RESTATED EXECUTIVE DEFERRED COMPENSATION AND BUYOUT PLAN (this "Agreement"), made and to become effective this 1st day of April, 2001 (the "Effective Date") by and between RUSSELL CORPORATION (the "Company"), an Alabama corporation with its principal office at Atlanta, Georgia, and JOHN F. WARD (the "Executive").

                                R E C I T A L S:

                  WHEREAS, the Company and the Executive have executed an Amended and Restated Employment Agreement dated as of the date of this Agreement, incorporated herein and attached hereto as Appendix A (the "Employment Agreement"). Pursuant to the terms of the Employment Agreement, the Executive shall be employed by the Company for a term of five (5) years;

                  WHEREAS, when the Executive originally accepted employment with the Company, the Executive lost certain benefits and opportunities under his agreements with his previous employer, Sara Lee Corporation ("Sara Lee"), and the Company and the Executive agreed that the Executive should be compensated for such lost benefits and opportunities or that they be replaced with comparable benefits and opportunities;

                  WHEREAS, the Executive and the Company entered into an Executive Deferred Compensation Plan and Buyout Agreement, incorporated herein and attached hereto as Appendix B (the "Prior Agreement"), for the purpose of providing said compensation for lost benefits and opportunities; and

                  WHEREAS, the Executive and the Company desire to amend and restate that Prior Agreement as set forth herein.

                  NOW, THEREFORE, in consideration of the mutual covenants and obligations in this Agreement and said Employment Agreement and the compensation that the Company agrees therein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

                  ARTICLE I. RABBI TRUST.

                  1.1 Continued Maintenance. A Rabbi Trust, entitled the "Russell Corporation Non-Qualified Deferred Compensation Trust," shall continue to be maintained for the benefit

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         of the Executive (the "Trust"). The Trust shall continue to be irrevocable and contain the amounts contributed and deposited thereto by the Company pursuant to the Prior Agreement in addition to any interest or income generated by such amounts. The Trust shall continue to at least earn interest at a variable rate (adjusted annually on the anniversary of the Effective Date) equal to the Merrill Lynch Corporate Bond Rate published in The Wall Street Journal.

                  1.2 Entitlement to Monetary Amount. Pursuant to this Agreement and the Prior Agreement, the Executive is entitled to receive (and the Company guarantees that it will distribute and pay to the Executive) no less than that monetary amount (the "Monetary Amount") equal to those amounts contributed and deposited to said Trust by the Company under said Prior Agreement plus interest on such amounts, with said interest accruing from March 31, 1998 through the date of distribution and payment of said Monetary Amount and at a variable rate (adjusted annually on the anniversary of the Effective Dates of said Prior Agreement and this Agreement) equal to the Merrill Lynch Corporate Bond Rate published in The Wall Street Journal.

                  1.3 Distribution/Payment Date. In the event of a Default Termination (as defined in and pursuant to Article VI of said Prior Agreement) on or before March 31, 2001, the Company shall distribute and pay to the Executive that amount as determined in accordance with
         Article VI of said Prior Agreement, provided, however, that the Executive shall have the right to elect to receive said distribution and payment over a deferred or extended period of time (as requested and specified by the Executive), whether by annuity or otherwise. Effective April 1, 2001 and upon the earlier of (i) the date of any subsequent termination of the Executive's employment for any reason under the Employment Agreement and (ii) March 31, 2006, an amount equal in value to the funds in the Trust as of the earlier of said dates shall be distributed and paid by the Company to the Executive in a lump sum, provided, however, that the Executive shall have the right to elect to receive said distribution and payment over a deferred or extended period of time (as requested and specified by the Executive), whether by annuity or otherwise. Such distribution and payment to the Executive is guaranteed by the Company, and the Company shall be required to distribute and pay said amount from the funds of the Trust or from other sources and/or accounts.

                  1.4 Discrepancy at Distribution Date. Upon distribution and payment of said amount as set forth in Article 1.3 above, if said amount is less than the aforementioned Monetary Amount, the Company shall make and guarantee a supplementary distribution and payment to the Executive in an amount equal to said shortfall/deficiency. Upon distribution and payment of said amount as set forth in Article 1.3 above, if said amount is more than the aforementioned Monetary Amount, said excess amount shall be deemed an additional contribution to the Trust funds and shall be distributed and paid to the Executive in accordance with this Article I.


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                  ARTICLE II. STOCK OPTIONS AND DEPOSITED AMOUNTS.

                  2.1 Vested Stock Options. To compensate the Executive for the lost opportunities as to certain Sara Lee stock options (which opportunities were lost as a result of accepting employment with the Company), the Executive received, under said Prior Agreement and as of March 31, 1998, grants of options to purchase: (1) 249,489 shares of the Company's stock (pursuant to Article 2.1 of said Prior Agreement) and (2) 32,577 shares of the Company's stock (pursuant to Article 2.2(b) of said Prior Agreement) (total options equal to 282,066). The Executive was immediately and is currently vested in these stock options, provided, however, that in the event of a Default Termination (as defined in and pursuant to Article VI of said Prior Agreement) on or before March 31, 2001, the vesting and/or forfeiture of said stock options shall be determined in accordance with Article VI of said Prior Agreement. Effective April 1, 2001, said stock options shall not be subject to any divestiture or forfeiture pursuant to Article VI of said Prior Agreement or otherwise. Said stock options shall be exercisable by the Executive for a period of ten (10) years from March 31, 1998 (i.e. through March 31, 2008) at a price determined by taking the average of the high and low price for the Company's common stock on the Effective Date of said Prior Agreement as reported in The Wall Street Journal. Attached hereto and incorporated herein by reference as Appendix C is a list reflecting said vested stock options, applicable price(s), and applicable grant and exercisability date(s).

                  2.2 Amounts Deposited and Contributed to Trust. To compensate the Executive for certain opportunities and compensation from Sara Lee (which opportunities and compensation were lost as a result of accepting employment with the Company), the Company was obligated to contribute to the Trust (or to the Executive, as required under said Prior Agreement) those principal amounts specified in Articles 2.2(a), III, 5.1, 5.2, and 5.3 of said Prior Agreement. The distribution and payment of the amount of the funds in the Trust shall be in accordance with the provisions in Article 1.3 above.

                  2.3 The Company warrants and represents that, as of the Effective Date, it has fully complied with all deposit, contribution, grant, payment, consideration, and other obligations under all applicable articles of said Prior Agreement, including any and all such obligations of the Company as to Article 5.1 of said Prior Agreement (regarding compensation by the Company to the Executive due to his participation in Sara Lee's defined benefit retirement plans for executives, including qualified plans and a Supplemental Executive Retirement Plan ("SERP")) and Article 5.3 of said Prior Agreement (regarding payment of compensation by the Company to the Executive for the amount of incremental credit the Executive would have received under his Employee Stock Ownership Plan at Sara Lee if he had not accepted employment with the Company). The Company thus warrants and represents that no such obligations of the Company remain under said Prior Agreement.

                  The Company also agrees that the Executive has fully complied with all applicable obligations under said Prior Agreement, including any and all excess payment obligations


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         of the Executive as to Article 5.1 of said Prior Agreement (regarding compensation by the Company to the Executive due to his participation in Sara Lee's defined benefit retirement plans for executives, including qualified plans and a Supplemental Executive Retirement Plan ("SERP")).

                  Nothing in this Agreement is intended or shall be construed to eliminate or waive any deposit, contribution, grant, payment, consideration, and other obligation of the Company under all applicable articles of said Prior Agreement. To the extent that any said deposit, contribution, grant, payment, consideration, and other obligation of the Company under said Prior Agreement remains and has not been satisfied by the Company, the Company hereby agrees to comply with and satisfy said obligation(s) on or before the Effective Date.

                  ARTICLE III. GENERAL PROVISIONS.

                  3.1 Governing Law. This Agreement shall be interpreted under the laws of the State of Georgia.

                  3.2 Nonassignability. Benefits under this Agreement shall not be subject to anticipation or assignment by any person entitled thereto.

                  3.3 Binding Agreement. This Agreement shall be binding and inure to the benefit of the Executive, his executors, administrators, heirs and next of kin, and the Company, its successors and assigns.

                  3.4 Merger or Consolidation. The Company shall not consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust or other entity unless such entity shall assume the rights, obligations and liabilities of the Company under this Agreement and said Prior Agreement and upon such assumption, shall become obligated to perform the terms and conditions of this Agreement and said Prior Agreement.

                  3.5 Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver, and any such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                  3.6 Amendment; Termination. This Agreement may not be amended or terminated except by an instrument in writing signed by the parties hereto.

                  3.7 Recitals. The recitals to this Agreement shall become part of this Agreement.

                  3.8 Capitalized Terms. Any capitalized terms not otherwise defined herein shall have the meanings given to them in the Employment Agreement.


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                  IN WITNESS WHEREOF, this Agreement has been executed by and in behalf of the parties hereto on the day and year first above written.

                                    RUSSELL CORPORATION


                                    By: /s/ Robert D. Martin
                                       ---------------------------------------
                                       Signature of Appropriate Representative

                                       ROBERT D. MARTIN
                                       ---------------------------------------
                                       Printed Name of Appropriate
                                       Representative


                                    Its: SENIOR VP, CFO                  [Title]
                                       ----------------------------------
                                    /s/ John F. Ward
                                    -------------------------------------------
                                    JOHN F. WARD


                                       5
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                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

                  THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into and to become effective on the 1st day of April, 2001 (the "Effective Date"), by and between RUSSELL CORPORATION, an Alabama Corporation (the "Company"), and JOHN F. WARD (the "Executive").

                                R E C I T A L S:

                  WHEREAS, the Company and its affiliates are engaged in the knit products industry. The Executive is experienced in, and knowledgeable concerning, the knit products industry. The Company desires to continue to employ the Executive as President, Chief Executive Officer and Chairman of the Board, and the Executive desires to continue to be employed by the Company in that capacity;

                  WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated as of March 31, 1998, which was subsequently amended effective November 1, 1999 and which has a term through and including March 31, 2001; and

                  WHEREAS, the Company and the Executive desire to amend and restate that Employment Agreement as set forth herein.

                  NOW, THEREFORE, in consideration of the mutual covenants and obligations herein and the compensation the Company agrees herein to pay the Executive, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

                  ARTICLE 1. EMPLOYMENT OF EXECUTIVE. Subject to the terms and conditions set forth in this Agreement, the Company hereby employs the Executive and the Executive hereby accepts such employment for the period stated in
ARTICLE 3 of this Agreement.

                  ARTICLE 2. POSITION, RESPONSIBILITIES AND DUTIES.

                  2.1 Position and Responsibilities. During the Term (as defined in Article 3.1), the Executive shall serve as President, Chief Executive Officer and Chairman of the Board of Directors (pursuant to
         Article 2.3) of the Company on the conditions herein provided. The Executive shall have overall executive authority and responsibility for the Company and its subsidiaries, with all officers, employees, and consultants of the Company and its subsidiaries reporting directly (or indirectly through subordinates designated by the Executive) to the Executive. The Executive shall provide such executive services in the management of the Company's business not inconsistent with his position and the provisions


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         of Article 2.2 as shall be assigned to him from time to time by the
         Board of Directors of the Company (the "Board").

                  2.2 Duties. During the Term and except for illness, reasonable vacation periods, and reasonable leaves of absence, the Executive shall devote his full business time, attention, skill, energies and efforts to the faithful performance of his duties hereunder and to the business and affairs of the Company and any subsidiary or affiliate of the Company, such duties being those customary to executives at the same level in companies of similar size. The Executive shall work to maximize shareholder value while being sensitive to the impact on employees and communities. To maximize shareholder value, significant changes will need to be made, potentially including but not limited to relocation or closing of manufacturing facilities or other operations, restructuring, closing or selling poor return businesses, establishment of nationally competitive compensation plans and replacement of management, contractors and consultants as necessary. Notwithstanding the foregoing, the duties of the Executive shall not be expanded or diminished without the Executive's prior approval.

                  2.3 Title.

                  (a) The Executive shall be President, Chief Executive Officer, and Chairman of the Board of Directors of the Company, with the Board of Directors to elect, re-elect, and appoint the Executive to those offices throughout the Tenn.

                  (b) The Executive shall hold the office of President for such time after the Effective Date that he feels necessary. At any time after the Effective Date, the Executive may, in his best judgment, relinquish the title of President for the purpose of hiring or promoting a new President and Chief Operating Officer of the Company.

                  2.4 Other Activities. Notwithstanding any other provision herein to the contrary, the Executive may serve on corporate, civic, and/or charitable boards or committees as he deems appropriate.

                  ARTICLE 3. TERM.

                  3.1 Term of Employment. The term ("Term") of the Executive's employment under this Agreement shall commence on the Effective Date and shall continue until the earliest to occur of the following dates (the "Termination Date"): (i) March 31, 2006; (ii) the date of death of the Executive; (iii) the date coinciding with the end of one hundred eighty (180) days of continuous "Total Disability" of the Executive (as defined in Article 7.4); (iv) the effective date of a termination by the Company, including any termination by the Company For Cause (as defined in and pursuant to Articles 3.2 and 3.5); or (v) the effective date of the Executive's resignation, including but not limited to termination by the Executive for Good Reason (as defined in and pursuant to Articles 3.3 and 3.5).


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                  3.2      Termination for Cause; Automatic Termination. The
         Company shall at all times have the right to discharge the Executive For Cause (as defined herein). For purposes of this Agreement, "For Cause" shall be limited to: (i) conviction of a felony other than those felonies involving the use of an automobile in violation of any vehicle statute; (ii) a material breach of a provision of this Agreement by the Executive, which breach is not cured within thirty (30) days after Notice of Breach (as defined below) has been given by the Company to the Executive; or (iii) the Final Determination of any action the effect of which is to permanently enjoin the Executive from fulfilling his duties under this Agreement. "Final Determination" as used herein shall mean the exhaustion of all available remedies and appeals by the Executive or the Executive's refusal to pursue such remedies and appeals.

         Notwithstanding the foregoing, no termination of employment For Cause pursuant to (ii) above shall occur and become effective unless and until: (1) no fewer than thirty (30) days prior to the date of the Notice of Termination (as defined in and pursuant to Article 3.5), the Company provides the Executive with written notice ("Notice of Breach") of its intent to terminate the Executive's employment For Cause, with said Notice of Breach to contain a detailed description of the specific reasons which form the basis for such intent; (2) during such thirty
         (30) day period after the date of said Notice of Breach is provided but before said Notice of Termination is provided, the Executive shall have the opportunity, with or without legal representation, to appear before the Board (and/or to present written materials to the Board, at the Executive's election) in order to present arguments on his own behalf; and (3) the Executive shall thereafter be terminated For Cause only if
         (a) three-quarters of the members of the Board determine that the actions of the Executive as set forth in the Notice of Breach constituted Cause and that the Executive's employment should accordingly be terminated For Cause; and (b) the Board then provides the Executive with a Notice of Termination (as defined in and pursuant to Article 3.5), consistent with the basis set forth in said Notice of Breach, detailing the basis of such For Cause termination of employment.

                  3.3      Good Reason. Subject to the requirements of Article
         3.5 of this Agreement, the Executive may terminate his employment at any time for Good Reason (as defined in this Article 3.3). If the Executive desires to terminate his employment for Good Reason, he shall give notice to the Company as provided in Article 3.5. For purposes of this Agreement, "Good Reason" shall mean the Executive's resignation from the Company's employment for any of the following reasons:

                           (a) Failure by the Board or the Company's shareholders to reelect or reappoint the Executive as President (subject to Article 2.3), Chief Executive Officer, and/or Chairman of the Board of the Company, provided that the Executive then elects to leave the Company's employment within six (6) months of such failure to so reelect or reappoint the Executive;

                           (b) A material modification by the Board of the duties, functions and responsibilities of the Executive as President (subject to 2.3) or Chief Executive


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                  Officer without his written consent given within six (6)
                  months prior to such modification;

                           (c) The relocation of the Company's executive headquarters outside the Atlanta, Georgia metropolitan area without the Executive's prior written consent;

                           (d) A Change of Control (defined in this Article 3.3(d)) of the Company, provided that the Executive terminates his employment (for any reason or no reason) within two (2) years from the date the Change of Control becomes effective. Change in Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

                           (i) Any person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

                           (ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved (a "Continuing Director")), cease for any reason to constitute a majority thereof; or

                           (iii) The stockholders of the Company approve: (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition of all or substantially all of the Company's assets; or (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.


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                                    However, in no event shall a "Change in
                                    Control" be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change-in-Control transaction. A Participant shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployed continuing Directors).

                           (e) Any material breach of a provision of this Agreement by the Company, which breach is not cured within thirty (30) days after notice has been given to the Company by the Executive as provided in Article 3.5. Without limiting the generality of the foregoing sentence, the Company shall be in material breach of its obligations hereunder if, for example, the Company shall not permit the Executive to exercise such responsibilities as are consistent with the Executive's position as described in Article 2.2 herein and are of such a nature as are usually associated with such officers of other public corporations of approximately equal size, or the Executive shall at any time be required to report to anyone other than directly to the Board, or the Company shall fail to make a payment when due to the Executive. Notwithstanding the foregoing, if the Executive desires to terminate his employment for Good Reason under this Article 3.3(e), he shall give notice to the Company as provided in Article 3.5 and the Company shall have thirty (30) days after notice has been given to it in which to cure the reason for the Executive's desire to terminate his employment for Good Reason. If the reason for the Executive's desire to terminate his employment for Good Reason under this Article 3.3(e) is timely cured by the Company within such thirty (30) day period, the Executive's notice shall become null and void.

                  3.4 Retirement. Upon the Termination Date hereof (including but not limited to any termination of the Executive's employment due to death of the Executive or Total Disability of the Executive (as defined in Article 7.4) or either by the Company (whether or not For Cause) or the Executive (with or without Good Reason)), said termination of employment shall be treated as retirement of the Executive for the purpose of all Russell plans and benefits. For purposes of Russell's defined benefit retirement plan and its Supplemental Executive Retirement Plan ("SERP"), each year (or portion thereof of the Executive's employment with the Company from January 1, 1998 through the effective Termination Date shall count and serve as two (2) years of employment pursuant to the SERP program implemented by the Company in the year 2000, which program was retroactive to January 1, 1998. The provisions and rights of the Executive as enumerated


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         under this Article 3.4 upon any said termination of employment are in addition to any and all other rights and benefits to which the Executive is entitled (or those in which the Executive is otherwise vested or which the Executive has otherwise earned) under the terms of this Agreement (including but not limited to those rights described in Articles 5, 6, 11, and 12), the aforementioned Employment Agreement dated as of March 31, 1998 (which was subsequently amended effective November 1, 1999 and which has a term through and including March 31,
         2001), and/or the Amended and Restated Executive Deferred Compensation and Buyout Plan (or its predecessor), which is incorporated herein by reference as set forth in Article 30.

                  3.5 Notice of Termination. Any termination by the Executive for Good Reason or by the Company For Cause shall be communicated by Notice of Termination to the Company or the Executive, as the case may be. For purposes hereof, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision relied upon in this Agreement, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) sets forth the Termination Date. If the Executive's employment is terminated by reason of one of the events described in Article 3.2 [other than 3.2(i)], 3.3(c), or 3.3(e), the effective Termination Date shall be not less than thirty (30) days nor more than forty-five (45) days after the receipt of the Notice of Termination by the Executive or the Company, as the case may be. If the Executive's employment is terminated by reason of one of the events described in Article 3.3(a) or 3.3(b), the effective Termination Date shall be not more than fifteen (15) days after the receipt of the Notice of Termination by the Company.

                  ARTICLE 4. COMPENSATION.

                  4.1 Base Salary. For all services rendered by the Executive during the Term, the Company shall pay the Executive as compensation a base annual salary (the "Base Salary"), payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company. Retroactive to February 28, 2001 from the Effective Date, the annual rate of the Executive's Base Salary shall be, at a minimum, $700,000 (the "Annual Base Salary Rate"), and, effective March 1, 2001, the minimum Annual Base Salary Rate of the Executive shall be $750,000. The Executive's Annual Base Salary Rate shall be reviewed and increased annually by the Board at the Board's discretion (with the timing of any such increase(s) coinciding with the increase(s) of other top executives of the Company and consistent with Company policy) and, as increased, shall thereafter be the Annual Base Salary Rate of the Executive for purposes of this Agreement; provided, however, that the Executive's Annual Base Salary Rate shall at no time be decreased without the prior written consent of the Executive and such Annual Base Salary Rate shall, at a minimum, be increased in accordance with and to reflect any applicable inflationary, cost-of-living index adjustments over the Term of this Agreement.


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                  4.2      Bonus, In addition to the Base Salary provided for in
         Article 4.1 and the other benefits provided for in this Agreement, the Executive shall receive each year a target annual bonus ("Target
         Bonus") of at least 70% of the Executive's Base Salary for said year in the event the Company meets and achieves its reasonable financial plans and projections as set forth in its annual Business Plan for said year. Said criteria as to payment of said Target Bonus may be changed or otherwise altered if the Executive and the Company mutually agree in writing as to said change and criteria. In addition, the Executive shall also be eligible to receive each year a total annual bonus
         ("Total Bonus") of at least 140% of the Executive's Base Salary for said year (inclusive of the aforementioned Target Bonus paid to the Executive for said year) upon the achievement of certain goals established by the Board, including but not necessarily Limited to the aforementioned criteria for said Target Bonus. Provided, however, that if applicable threshold levels for the Target Bonus are met but the above-referenced criteria for the Target Bonus and Total Bonus are not achieved, then the Executive shall receive pro-rata shares of said Target Bonus and Total Bonus equal to the percentages of the above-referenced criteria (for the Target Bonus and Total Bonus) that were achieved.

                  ARTICLE 5. STOCK OPTIONS. In addition to the Base Salary and Bonus compensation provided to the Executive pursuant to Article 4, the Board, in its discretion and during the Term, may grant options to the Executive for the purchase of Russell Corporation common stock; provided, however, that in the first quarter of each of the 2003, 2004, 2005, and 2006 calendar years, the Board shall make an annual grant of not less than 100,000 said options to the Executive, which amount may be increased at the Board's discretion based on the Executive's performance. The exercise price for these options shall equal the average of the high and low of the stock price on the day the grant is made. Such options shall have a term of ten years (as described below), and one-fourth of the total options given in any such year shall vest on and as of each of the four (4) anniversary dates following the date of said grant. Provided, however, that if (a) this Agreement expires or (b) the Executive's employment is terminated (1) because of the Executive's death or Total Disability or (2) by the Company for any reason other than For Cause, all options granted under this
Article 5 (whether or not vested) shall immediately become vested and shall be exercisable at the Executive's option for a period of ten (10) years from the date of the respective grant; if the Executive's employment is terminated by the Executive for Good Reason, all options granted under this Article 5 (whether or not vested) shall immediately become vested and shall be exercisable at the Executive's option for a period of ten (10) years from the date of the respective grant; and if the Executive's employment is terminated by the Company For Cause or by the Executive not for Good Reason, all options granted under this Article 5 that are not vested as of the Termination Date shall lapse and be forfeited to the Company, with those vested options as of said Termination Date being exercisable at the Executive's option for a period of ten (10) years from the date of the respective grant.

         In addition, all options granted by the Company to the Executive pursuant to Article 5 of that Employment Agreement dated as of March 31, 1998 between the Company and the Executive (which Employment Agreement was subsequently amended effective November 1, 1999) shall have a term of ten (10) years from the date of the respective grant and shall become fully vested (to the extent said options are not already vested) as of March 31, 2001.

                  ARTICLE 6. SUPPLEMENTAL BENEFITS

                  6.1 Special Health Care Benefit. In addition to the other benefits provided for in this Agreement (including participation by the Executive and his spouse in the Company Plan (as defined herein) during the Term of this Agreement), the Executive (or his spouse if the Executive predeceases his spouse before he attains the age of 65) shall be entitled, for the period commencing on the effective Termination Date (whether by expiration of this Agreement or by termination of the Executive's employment by either the Company or the Executive for any reason) and ending on the earlier of (i) the date of death for the survivor of the Executive and his spouse or (ii) the Executive and his spouse attaining the age of 65 (the "Coverage Period"), to participate, at the Executive's expense (which shall be no more than and limited to the then-current expense and rate normally payable by the Company's senior executives for purposes of coverage and benefits under the Company Plan as provided herein), in any group health plan or program (whether insured or self-insured, or any combination thereof) provided by the Company for the benefit of its active employees (the "Company Plan"). The Company, consistent with sound business practices, shall use its best efforts to provide the Executive with coverage for the Executive and his spouse under the Company Plan during the Coverage Period (and any period thereafter to the extent required by applicable state and federal law), including, if necessary, amending the applicable provisions of the Company Plan and negotiating the addition of any necessary riders to any group health insurance contract. In the event the Company is unable for whatever reason to provide the Executive and his spouse with coverage under the Company Plan, the Company, at the Executive's expense (which shall be no more than and limited to the then-current expense and rate normally payable by the Company's senior executives for purposes of coverage and benefits under the Company Plan as provided herein), shall provide the Executive with an individual policy of health insurance providing coverage for the Executive and his spouse (the "Individual Policy") during the Coverage Period. The coverage to be provided to the Executive and his spouse pursuant to this ARTICLE 6 (whether under the Company Plan or the Individual Policy) shall consist of coverage which, as of the time the coverage is being provided, is identical (or, with respect to an Individual Policy, substantially identical) to the coverage provided under the Company Plan to active employees and their dependents. Notwithstanding the foregoing, the Company shall coordinate coverage for the Executive under this ARTICLE 6 with any applicable federal or state government programs (eg., Medicare or Medicaid) when the Executive (or his spouse) is eligible to begin receiving benefits under such program. Any premiums required to be paid for coverage of the Executive (or his spouse) under such government programs shall be paid by the Executive (or his spouse).

                  6.2 Life Insurance. During the Term of this Agreement, the Company shall provide and be responsible for up to an additional $16,000.00 for insurance and/or other benefits for the

         Executive and shall also be responsible for any and all subsequent, applicable inflationary increases/escalators over the Term of this Agreement as required to continue to provide and maintain said insurance and/or other benefits for the Executive. The Company shall be required, upon the Executive's request and his sole discretion, to convert said insurance (or other benefits) to any other benefits for the Executive (including but not limited to split life, etc.) and shall also be required, if requested by the Executive for estate planning or other purposes, to convert certain compensation (or other benefits) payable or available to the Executive (under this Agreement or otherwise) into (or to otherwise "trade" said compensation or benefits for) other benefits for the Executive (including but not limited to split life, etc.) The provisions and rights of the Executive as enumerated in this Article 6.2 are in addition to (and not in lieu of or as substitute for) any and all other rights and benefits to which the Executive is entitled (or those in which the Executive is otherwise vested or which the Executive has otherwise earned) under the terms of this Agreement, the aforementioned Employment Agreement dated as of March 31, 1998 (which was subsequently amended effective November 1, 1999 and which has a term through and including March 31, 2001), and/or the Amended and Restated Executive Deferred Compensation and Buyout Plan (or its predecessor), which is incorporated herein by reference as set forth in Article 30.

                  6.3 Corporate Automobile. During the Term of this Agreement, an automobile of appropriate value shall be provided by the Company. All operating and maintenance expenses of the automobile shall be paid by the Company.

                  6.4 Corporate Aircraft. During the Term of this Agreement, the Executive shall have the use of corporate aircraft for his business and personal transportation at his discretion and at no cost to him, including reasonable access for his spouse. Applicable income taxes that are attributable to the Executive's personal use of the aircraft, as calculated in an acceptable manner that is the most favorable to the Executive from said tax standpoint, shall be paid by the Executive.

                  6.5 Club Memberships. During the Term of this Agreement, the Company shall make available, at its own expense, country club access and membership(s) for the Executive and his family near each corporate headquarters of the Company.

                  6.6 Immediate Eligibility . Any delay in eligibility and any waiting period normally associated with the receipt of any of the benefits provided for by this Agreement shall be waived and the Executive (and his spouse where applicable) shall be eligible to, receive benefits as of the Effective Date as if such delays and waiting periods have been satisfied. Notwithstanding the foregoing, this
         Article 6.7 shall not apply to the qualified retirement plans of Russell if waiving the eligibility requirements or any associated waiting periods would cause a violation under ERISA.

                  ARTICLE 7. DISABILITY BENEFITS.

                  7.1 Commencement of Total Disability. If the Executive suffers a "Total Disability" (as defined in Article 7.4), he shall be deemed totally disabled ("Totally Disabled") for purposes of this Agreement as of the date such Total Disability commenced.

                  7.2 Benefits Payable Upon Total Disability. In the event of the Total Disability of the Executive, the Company shall continue to pay the Executive his Base Salary during the Disability Period (as defined in this Article 7.2); provided, however, that if the Term shall otherwise expire during the Disability Period pursuant to the provisions of ARTICLE 3, the Company shall cease paying the Executive his Base Salary under this Article 7.2 as of the Termination Date, and the remaining provisions of this Agreement shall apply. In the event that the Executive's Total Disability continues for a period of one hundred eighty (180) days (measured from the date the Executive became Totally Disabled), the Term shall automatically expire and terminate, as provided in subparagraph (iii) of Article 3. 1, at the end of such one hundred eighty day period (the "Disability Period"), with said termination of the Executive's employment being treated, as provided in
         Article 3.4, as retirement of the Executive for purposes of all Russell plans and benefits. The provisions and rights of the Executive as enumerated under this Article 7 upon any said termination of employment in the event of Total Disability of the Executive are in addition to any and all other rights and benefits to which the Executive is entitled (or those in which the Executive is otherwise vested or which the Executive has otherwise earned) under the terms of this Agreement (including but not limited to those rights described in Articles 5, 6, 11, and 12), the aforementioned Employment Agreement dated as of March 31, 1998 (which was subsequently amended effective November 1, 1999 and which has a term through and including March 31, 2001), and/or the Amended and Restated Executive Deferred Compensation and Buyout Plan (or its predecessor), which is incorporated herein by reference as set forth in Article 30.

                  7.3 Cessation of Disability. Notwithstanding the provisions of Article 7.2, if prior to the end of the Disability Period, the Executive's Total Disability shall have ceased under the definition of Total Disability set forth in Article 7.4 and he shall have commenced to perform his regular duties hereunder, the following special provisions shall apply: (i) this Agreement shall continue in full force and effect (except as otherwise provided in ARTICLE 3); and
         (ii) the Executive shall be entitled to resume his employment under this Agreement and to receive thereafter compensation in accordance with ARTICLE 4 as though he had not been Totally Disabled; provided, however, that unless the Executive shall perform his regular duties hereunder for a continuous period of at least sixty (60) days following a period of Total Disability before he again becomes Totally Disabled, he shall not be entitled to start a new Disability Period, but instead must continue under the remaining portion of the original Disability Period. In this event, the resumption of the original Disability Period shall commence on the date such Total Disability resumed.

                  7.4 Definition of Total Disability. For purposes of this Agreement, "Total Disability" shall mean the permanent and total inability, by reason of physical or mental infirmity, or both, of the Executive to perform his regular and customary duties with the Company in a satisfactory manner. The determination of the existence or nonexistence of Total Disability shall be made by the Board, pursuant to a medical examination by a medical doctor licensed to practice medicine in the state of the Executive's principal residence approved by the Board.

                  ARTICLE 8. REIMBURSEMENT OF EXPENSES, OFFICE AND SECRETARIAL ASSISTANCE. The Company recognizes that the Executive will incur, from time to time, expenses for the benefit of the Company and in furtherance of the Company's business, including, but not limited to, expenses for entertainment, travel and other business expenses. The Executive shall be reimbursed for all said expenses in accordance with the Company's policy and practice applicable thereto. In the event of the termination of the Executive's employment for any reason, the Company shall reimburse the Executive (or in the event of death, his personal representative) for expenses incurred by the Executive on behalf of the Company prior to the Termination Date to the extent such expenses have not been previously reimbursed by the Company. Moreover, the Company agrees that, during the Term of this Agreement, the Executive shall be provided, at the Company's expense and under applicable policies of the Company, a fully furnished office at the Company's Atlanta, Georgia headquarters, accompanying office, voice-mail, e-mail, access, and other privileges, adequate secretarial and administrative assistance, and all other similar privileges and/or rights (as may be requested by the Executive), as are consistent with the Executive's position and duties and as are customary to executives at the same level in companies of similar size.

                  ARTICLE 9. OTHER EMPLOYEE BENEFITS. During the Term of this Agreement, the Executive shall be entitled to participate in any and all additional retirement, health, disability, life insurance, long-term disability insurance, long-term incentive plans, nonqualified deferred compensation and tax-qualified retirement plans or any other plans or benefits offered by the Company to its senior executives generally, if and to the extent the Executive is eligible to participate in accordance with the terms and provisions of any such plan or benefit program. Notwithstanding the foregoing, all vesting periods under all Russell benefit plans shall be waived (except where waiving such period would violate ERISA) and the Executive, upon termination of employment for any reason before the age of retirement under those plans, shall be considered to have attained the minimum retirement age provided in those plans.

         Any and all such other employee benefits and/or plans are in addition to (and not in lieu of or as a substitute for) any and all other rights and benefits to which the Executive is entitled (or those in which the Executive is otherwise vested or which the Executive has otherwise earned) under the terms of this Agreement, the aforementioned Employment Agreement dated as of March 31, 1998 (which was subsequently amended effective November 1, 1999 and which has a term through and including March 31, 2001), and/or the Amended and Restated Executive Deferred Compensation and Buyout Plan (or its predecessor), which is incorporated herein by reference as set forth in Article

30. Nothing in this ARTICLE 9 is intended, or shall be construed, to require the Company to institute any particular plan, program or benefit.

                  ARTICLE 10. VACATION. During the Term of this Agreement, the Executive shall be entitled to a minimum four (4) weeks of paid vacation during each Employment Year.

                  ARTICLE 11. TERMINATION COMPENSATION.

                  11.1 Monthly Compensation. Upon the effective Termination Date (whether by expiration of this Agreement or by termination of the Executive's employment by either the Company or the Executive for any reason), the Executive shall be entitled to continue to receive his Base Salary through the last day of the month in which the Termination Date occurs (the "Termination Month").

                  11.2     Compensation and Benefits Continuance.

                           (a) In addition to the compensation provided for in Article 11.1, in the event (i) the Executive's employment is terminated by the Executive for Good Reason or by the Company for any reason other than For Cause or (ii) the Board declines to renew this Employment Agreement with the Executive at the expiration of the Term hereof and upon terms that are no less favorable to the Executive than those contained in this Agreement, the Executive (or in the event of his subsequent death, his designated beneficiary) shall receive an amount equal to the sum of (1) and (2), where (1) equals three times the Executive's then current Base Salary and (2) equals three times that Target Bonus for the year in which the effective date of said termination or expiration occurs, which Target Bonus cannot (pursuant to Article 4.2) be less than 70% of the Executive's then Base Salary; provided, however, that if the Executive terminates his employment for Good Reason under Article 3.3(d) (due to a Change of Control), the amount comprising (2) above shall equal three times that Total Bonus amount of at least 140% of the Executive's Base Salary pursuant to
         Article 4.2. Said amounts under this Article 11.2(a) shall be payable in equal installments (and in accordance with the Company's ordinary payroll practices) commencing on the first payroll period following the last day of the Termination Month and continuing for a three (3) year period ("Compensation Continuance Period") until the Company's obligations to the Executive under this Article 11.2(a) are satisfied and exhausted. During the Compensation Continuance Period, the Executive shall continue to participate in all employee benefit plans or programs of the Company (as described in ARTICLES 6, 8, and 9), except where doing so would violate ERISA; provided, however, that those Company Plan/health care benefits enumerated under Article 6.1 shall not be limited to said Compensation Continuance Period but shall be provided in accordance with and for that period of time specified in
         Article 6.1. In addition, pursuant to this Article 11.2(a) and
         Article 8, the Company shall provide to the Executive the office, office privileges and rights, assistance, and all other rights as required by said Article 8 during said Compensation Continuance Period.

                  (b) In the event the Board has not declined to renew this Employment Agreement with the Executive at the expiration of the Term hereof (and upon terms that are no less favorable to the Executive than those contained in this Agreement) but the Executive has nonetheless declined to remain with the Company, the Executive (or in the event of his subsequent death, his designated beneficiary) shall receive an amount equal to the Executive's then current Base Salary. Said amounts under this Article 11.2(b) shall be payable in equal installments (and in accordance with the Company's ordinary payroll practices) commencing on the first payroll period following March 31, 2006 and continuing for a one (1) year period ("Abbreviated Compensation Continuance Period") until the Company's obligations to the Executive under this Article 11.2(b) are satisfied and exhausted. During the Abbreviated Compensation Continuance Period, the Executive agrees to provide to the Company reasonable consulting/advising services as to its operations and business in the event the Company requests such reasonable services and the Executive is able to devote the appropriate and necessary time and effort to provide such services. However, during the three (3) year period following March 31, 2006, the Executive shall continue to participate in all employee benefit plans or programs of the Company (as described in ARTICLES 6, 8, and 9), except where doing so would violate ERISA; provided, however, that those Company Plan/health care benefits enumerated under
         Article 6.1 shall not be limited to said Abbreviated Compensation Continuance Period but shall be provided in accordance with and for that period of time specified in Article 6.1. In addition, pursuant to this Article 11.2(a) and Article 8, the Company shall provide to the Executive the office, office privileges and rights, assistance, and all other rights as required by said Article 8 during said Abbreviated Compensation Continuance Period.

                  (c)      In addition to the compensation provided for in
         Article 11.1, in the event the Executive terminates his employment via resignation for any reason other than Good Reason, the Executive shall receive all other compensation, benefits, and/or consideration to which he was entitled or which was earned by or vested in the Executive (whether under the terms of this Agreement, the aforementioned Employment Agreement dated as of March 31, 1998 (which was subsequently amended effective November 1, 1999 and which has a term through and including March 31, 2001), and/or the Amended and Restated Executive Deferred Compensation and Buyout Plan (or its predecessor), which is incorporated herein by reference as set forth in Article 30) as of the effective Termination Date, including but not limited to any and all vested stock options under Article 5, any and all vested supplemental Company Plan benefits as enumerated in Article 6.1, any and all vested stock options/Rabbi Trust proceeds/other amounts and consideration as enumerated in said Amended and Restated Executive Deferred Compensation and Buyout Plan (or its predecessor). The provisions and rights of the Executive enumerated in this Article 11.2(c) are also in addition to all other rights to which the Executive is entitled under Article 3.4 of this Agreement.

                  (d) For purposes of this Article 11, the Executive shall be entitled, but not required, to seek and obtain other employment or work during any applicable period in which he may continue to receive compensation after said Termination Date (including any applicable Compensation Continuance Period or Abbreviated Compensation Continuance Period, as the case may be), and no amounts or monies earned by the Executive in such other employment or work during any said applicable period (including any applicable Compensation Continuance Period or Abbreviated Compensation Continuance Period, as the case may be) shall be used to setoff or otherwise reduce the Company's payment obligations in this Article 11.

                  ARTICLE 12. RELOCATION UPON TERMINATION. If (a) the Executive's employment is terminated by the Executive for any reason (whether or not for Good Reason) or by the Company for any reason other than For Cause,
(b) the Board declines to renew this Employment Agreement with the Executive at the expiration of the Term hereof and upon terms that are no less favorable to the Executive than those contained in this Agreement, or (c) the Board has not declined to renew this Employment Agreement with the Executive at the expiration of the Term hereof (upon terms that are no less favorable to the Executive than those contained in this Agreement) but the Executive has nonetheless declined to remain with the Company, then the Company shall pay all relocation expenses, including any necessary tax gross up, for any relocation of the Executive (and his spouse) to any city or location in the United States, as may be selected in the Executive's sole discretion. Provided, however, that the Company's obligations under this Article 12 as to payment of said relocation expenses shall be equal to [or more favorable (to the Executive) than] those under the relocation program used in conjunction with the relocation of the Executive (and other employees of the Company) to Atlanta, Georgia in 1999.

                  ARTICLE 13. POST-TERMINATION OBLIGATIONS. All payments and benefits to the Executive under this Agreement shall be subject to the Executive's compliance with the following provisions during the Term and following the termination of the Executive's employment:

                  13.1 Assistance in Litigation. The Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to the Executive. The Company shall promptly reimburse the Executive for any travel-related and all other out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Article 13.1.

                  13.2 Confidential Information. The Executive shall not disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company, its subsidiaries or affiliates, or to any businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Company; provided, however, that the foregoing shall not prohibit the Executive from disclosing such information to the extent necessary or desirable in connection with obtaining financing for the Company (or furnishing such information under any agreements, documents or instruments under which such financing may have been obtained) or otherwise disclosing such information to third parties or governmental agencies in furtherance of the interests of the Company; or as may be required by law.

                  13.3 Noncompetition. In the event (1) the Executive during the Compensation Continuance Period or the Abbreviated Compensation Continuance Period (as the case may be), without the prior written consent of the Company, engages directly or indirectly, as a licensee, owner, manager, consultant, officer, employee, director, investor or otherwise, in any business in material competition with the Company and (2) the Executive elects to continue to engage in any such activity described in (1) above for thirty (30) days following delivery of notice thereof by the Company to the Executive, then all rights hereunder of the Executive and any person claiming under or through him shall thereupon terminate as of said date thirty (30) days following delivery of said notice, and no person shall be entitled thereafter to receive any payments or benefits hereunder (except for the special health care benefit under Article
         6.1 and all other benefits under employee benefit plans or programs as provided in ARTICLES 3.4, 5, 6, and 9 which have been earned or otherwise fixed or determined to be payable prior to such termination). The Company and the Executive acknowledge and agree that nothing in this Article 13.3 shall be construed to prevent the Executive from engaging in any such activity described in (1) above if the Executive so elects (thereby resulting in termination of the Executive's rights as described above), that the Executive shall not be deemed to have breached this Article or Agreement solely by electing to engage in any such activity described in (1) above, and that the Company may not seek to enjoin or otherwise prevent the Executive from engaging in any such activity under this Article or Agreement. This Article shall not apply to a passive investment by the Executive constituting ownership of less than five percent (5%) of the equity of any entity engaged in any business described in this Article 13.3.

                  13.4 Failure to Comply. In the event that the Executive shall fail to comply with any other provision of this Article 13.1 or 13.2, and such failure shall continue for thirty (30) days following delivery of notice thereof by the Company to the Executive, all rights hereunder of the Executive and any person claiming under or through him shall thereupon terminate and no person shall be entitled thereafter to receive any payments or benefits hereunder (except for benefits under employee benefit plans or programs as provided in ARTICLES 3.4, 5, 6 and 9 which have been earned or otherwise fixed or determined to be payable prior to such termination).

                  ARTICLE 14. ADDITIONAL PAYMENTS BY COMPANY. In the event that any amount required to be paid or distributed to the Executive pursuant to this Agreement shall constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the aggregate of such parachute payments and any other amounts otherwise required to be paid or distributed to the Executive by the Company shall cause the Executive to be subject to the excise tax on excess parachute payments under
Section 4999 of the Code (the "Excise Tax"), or any successor or similar provision thereof, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount the

Executive shall receive after the payment of any Excise Tax, shall equal the amount which he would have received if the Excise Tax had not been imposed.

                  ARTICLE 15. PROFESSIONAL FEES. The Company shall be responsible for paying all professional fees (including but not limited to attorneys fees and related costs) incurred by the Executive in connection with his employment with the Company in an amount not to exceed $100,000, without approval of the Company; provided, however, that (1) any such fees charged on behalf of the Executive in conjunction with or related to any negotiation of this Agreement or any subsequent or related agreement(s) (or any amendment(s) thereto) shall also be the responsibility of the Company but shall count against said $100,000 amount and (2) any such professional fees of the Executive which the Company would otherwise pay pursuant to its policies and practices as to senior executives shall remain the responsibility of the Company but shall not count against said $100,000 amount. Additionally, in the event that the Executive incurs any professional fees (including but not limited to attorneys fees and related costs) in protecting or enforcing his rights under this Agreement or under any employee benefit plans or programs sponsored by the Company in which the Executive is a participant, the Company shall reimburse the Executive for such reasonable professional fees and for any other reasonable expenses related thereto. Such reimbursement shall be made within thirty (30) days following final resolution of the dispute or occurrence giving rise to such fees and expenses.

                  ARTICLE 16. BENEFICIARY. The Executive shall name one or more primary beneficiaries and one or more contingent beneficiaries, who shall be entitled to receive any amounts payable following the death of the Executive under ARTICLE 11, which beneficiary or beneficiaries shall be subject to change from time to time by notice in writing to the Board. A beneficiary may be a trust, an individual or the Executive's estate. If the Executive fails to designate a beneficiary, primary or contingent, then and in such event, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive's estate. If a named beneficiary entitled to receive any death benefit is not living or in existence at the death of the Executive or dies prior to asserting a written claim for any such death benefit, then and in any such event, such death benefit shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, such benefit shall be paid to the surviving spouse of the Executive or, if he shall leave no surviving spouse, then to the Executive's estate. If a named beneficiary is receiving or is entitled to receive payments of any such death benefit and dies before receiving all of the payments due him, any remaining benefits shall be paid to the other primary beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any, otherwise to the contingent beneficiary or beneficiaries named by the Executive who shall then be living or in existence, if any; but if there are no primary or contingent beneficiaries then living or in existence, the balance shall be paid to the estate of the beneficiary who was last receiving the payments.

                  ARTICLE 17. INDEMNIFICATION. The Company shall indemnify the Executive during his employment and thereafter to the maximum extent permitted by applicable law for any and all liability of the Executive arising out of, or in connection with, his employment by the Company or membership on the Board; provided, that in no event shall such indemnity of the Executive at any time during the period of his employment by the Company be less than the maximum indemnity provided by the Company at any time during such period to any other officer or director under an indemnification insurance policy or the bylaws or charter of the Company or by agreement.

                  ARTICLE 18. SOURCE OF PAYMENTS; NO TRUST. The obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Executive. Such payments shall be from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, except as specifically provided for in this Agreement, or otherwise to segregate assets to assure that such payments shall be made, and neither the Executive nor his designated beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. Nothing contained in this Agreement shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

                  ARTICLE 19. SEVERABILITY. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

                  ARTICLE 20. ASSIGNMENT PROHIBITED. This Agreement is personal to each of the parties hereto, and neither party may assign nor delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that nothing in this ARTICLE 20 shall preclude (i) the Executive from designating a beneficiary to receive any benefit payable under this Agreement upon his death or (ii) the executors, administrators, or other legal representatives of the Executive or his estate from assigning any rights under this Agreement to the person or persons entitled thereto.

                  ARTICLE 21. NO ATTACHMENT. Except as otherwise provided in this Agreement or required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

                  ARTICLE 22. HEADINGS. The headings of articles, paragraphs and sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

                  ARTICLE 23. GOVERNING LAW. The parties intend that this Agreement and the performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with and under and pursuant to the laws of the State of Georgia and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Georgia shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

                  ARTICLE 24. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the Executive and his heirs, executors, administrators and legal representatives and the Company and its permitted successors and assigns.

                  ARTICLE 25. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  ARTICLE 26. NOTICES. All notices, requests and other communications to any party under this Agreement shall be in writing (including telefacsimile transmission or similar writing) and shall be given to such party at its address or telefacsimile number set forth below or such other address or telefacsimile number as such party may hereafter specify for the purpose by notice to the other party:

                           (a)      If to the Executive:

                                    John F. Ward
                                    5960 River Chase Circle
                                    Atlanta, Georgia 30328

                           (b)      If to the Company:

                                    Russell Corporation
                                    3330 Cumberland Boulevard
                                    Suite 800
                                    Atlanta, Georgia 30339

Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (ii) if given by any other means, when delivered at the address specified in this ARTICLE 26.

                  ARTICLE 27. MODIFICATION OF AGREEMENT. No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this ARTICLE 27 may not be waived except as herein set forth.

                  ARTICLE 28. TAXES. To the extent required by applicable law, the Company shall deduct and withhold all necessary Social Security taxes and all necessary federal and state withholding taxes and any other similar sums required by law to be withheld from any payments made pursuant to the terms of this Agreement.

                  ARTICLE 29. RECITALS. The Recitals to this Agreement are incorporated herein and shall constitute an integral part of this Agreement.

                  ARTICLE 30. EFFECT OF PRIOR AGREEMENTS. This Agreement (including the Amended and Restated Executive Deferred Compensation and Buyout Plan effective as of the date hereof, which is attached hereto and incorporated herein by reference) supersedes and replaces any prior employment agreement, understanding or arrangement (whether written or oral) between the Company and the Executive. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.



                                  EXECUTIVE

                                  /s/ John F. Ward
                                  ---------------------------------------------
                                  John F. Ward



WITNESS:

/s/ Joyce I. Knox
------------------------------



                                  RUSSELL CORPORATION

                                  By: /s/ Robert D. Martin
                                     ------------------------------------------
                                     Signature of Appropriate Representative

                                     Robert D. Martin
                                     ------------------------------------------
                                     Printed Name of Appropriate Representative

                                  Its Senior VP, CFO [Title]
                                      ---------------



Attest:
/s/
-----------------------------
Secretary/Asst. Secretary

                                                                      EXHIBIT B